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                                                                   Exhibit 4.1

                           CERTIFICATE OF AMENDMENT OF
              AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
                          EASYLINK SERVICES CORPORATION
                            (a Delaware corporation)

         EASYLINK SERVICES CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

         FIRST: The name of the Corporation is EasyLink Services Corporation. The original Certificate of Incorporation of the Corporation was filed on August 1, 1994. An Amended and Restated Certificate of Incorporation was filed on March 10, 1999. A Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed on June 7, 2000, a Certificate of Ownership and Merger was filed on March 30, 2001 and a Certificate of Amendment to the Amended and Restated Certificate of Incorporation was filed on June 5, 2001. The name under which the Corporation was originally incorporated is "GlobeComm, Inc."

         SECOND: Pursuant to Section 242(b) of the Delaware General Corporation Law (the "DGCL") the Board of Directors of the Corporation has duly adopted, and a majority in voting power of the outstanding shares of Class A common stock, par value $.01 per share, and Class B common stock, par value $.01 per share, voting together as a single class has approved, the amendments to the Amended and Restated Certificate of Incorporation of the Corporation set forth in this Certificate of Amendment.

         THIRD: Pursuant to Section 242 of the DGCL, the text of the Amended and Restated Certificate of Incorporation is hereby amended to add the following paragraph to Article V:

         Effective at 9:30 a.m. Eastern Time on January 23, 2002 (the "Effective Time"), every ten (10) outstanding shares of Class A Common Stock will be reclassified into and automatically become one (1) outstanding share of Class A Common Stock, and every ten (10) outstanding shares of Class B Common Stock will be reclassified into and automatically become one (1) outstanding share of Class B Common Stock. No fractional share shall be issued in connection with the foregoing reverse stock split; and all shares of Class A Common Stock and Class B Common Stock so split that are held by a stockholder will be aggregated by class subsequent to the foregoing reverse stock split and each fractional share resulting from such aggregation of each class held by such stockholder shall be rounded up to the nearest whole share. Any stock certificate that represented shares of Class A common stock or Class B common stock immediately before the Effective Time shall, automatically and without the need to surrender the same for exchange, represent the number of shares of Class A Common stock or Class B Common Stock immediately after the Effective Time resulting from the reverse stock split.

         IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its duly authorized officer on this 22nd day January 2002, and the foregoing facts stated herein are true and correct.


                                          EASYLINK SERVICES CORPORATION

                                          By: /s/ Thomas Murawski
                                              ------------------------------
                                              Thomas Murawski
                                              Chief Executive Officer